SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                               TELVUE CORPORATION
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                IRENE A. DeAWAAN
 -----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each  party to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:_______________________________________________

    2) Form Schedule or Registration Statement No.:__________________________

    3) Filing Party:_________________________________________________________

    4) Date Filed:___________________________________________________________

                               TELVUE CORPORATION
                          16000 HORIZON WAY, SUITE 500
                              MT. LAUREL, NJ 08054
                                 (609) 273-8888


                      -----------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AT 10:00 A.M.,
                               September 21, 1995

                      -----------------------------------


TO THE STOCKHOLDERS OF TELVUE CORPORATION:

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of the Stockholders of TelVue Corporation, a Delaware corporation (the "Company"), will be held at the TelVue Corporation located at 16000 Horizon Way, Suite 500, Mt. Laurel, New Jersey on September 21, 1995 at 10:00 A.M. for consideration of and action upon the following matters:

     1. Election of six (6) directors to hold office for the ensuing year and until their successors have been duly elected and qualified; and

     2. A proposed amendment of Article Fourth of the Company's Certificate of Incorporation to increase the total number of authorized shares of the Company's Common Stock, par value $.01 share, from the present total of 80,000,000 shares to 100,000,000 shares.

     3. A proposed amendment of Article Fourth of the Company's Certificate of Incorporation to increase the total number of authorized shares of the Company's Class A Cumulative ($.06 semi-annual dividend), Convertible, Redeemable, Payment-In-Kind, Non-Voting, Preferred Stock, par value $1.00 per share (the "Preferred Stock") from the present total of 3,000,000 shares to 6,900,000 shares.

     4. Such other matters as may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on August 21, 1995, as the record date for determination of holders of Common Stock of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. A list of stockholders and their stockholdings as of such record date will be available to all stockholders at the time and place of this meeting.

     THE ACCOMPANYING FORM OF PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

     STOCKHOLDERS (WHETHER THEY OWN ONE OR MANY SHARES AND WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO VOTE, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE (a) BY NOTIFYING THE SECRETARY OF THE COMPANY IN WRITING,
(b) BY DELIVERING A DULY EXECUTED PROXY BEARING A LATER DATE, OR (c) BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

                                   BY ORDER OF THE BOARD OF DIRECTORS:

                                   Irene A. DeZwaan, Secretary

August 22, 1995

                               TELVUE CORPORATION
                          16000 HORIZON WAY, SUITE 500
                              MT. LAUREL, NJ 08054
                                 (609) 273-8888

                             DATED AUGUST 22, 1995


                                PROXY STATEMENT

     This Proxy Statement is furnished with the attached Notice of Annual Meeting with accompanying proxy on or about August 22, 1995, to each stockholder of record of TelVue Corporation (the "Company") on August 21, 1995 ("Record Date"), in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Stockholders of the Company to be held on September 21, 1995 at 10:00 A.M. at TelVue Corporation, 16000 Horizon Way, Suite 500, Mt. Laurel, New Jersey 08054, and at any adjournment or adjournments thereof for the purposes stated below. The form of Proxy is enclosed.

                             REVOCABILITY OF PROXY

     Subject to the conditions set forth elsewhere in this Proxy Statement, the shares represented by each executed Proxy will be voted at the Annual Meeting in accordance with the instructions given. If no instruction is given on the Proxy, the Proxy will be voted FOR the Board's nominees for director, FOR adoption of proposals two, and three and at the discretion of the proxies, on any other matter properly presented for a vote at the meeting.

     Any Proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                         DISSENTER'S RIGHT OF APPRAISAL

     The matters submitted to the stockholders for their approval will not give rise to dissenter's appraisal rights under Delaware law.

                        PERSONS MAKING THE SOLICITATION

     The accompanying Proxy is being solicited on behalf of the Board of Directors of the Company. In addition to mailing the proxy materials, solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company, none of whom will receive any additional compensation in connection with such solicitation. The expense of the solicitation of the Proxies for the Annual Meeting will be borne by the Company. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held by them and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.

             INTEREST OF CERTAIN PERSONS IN MATTER TO BE ACTED UPON

     Pursuant to a voting agreement between H.F. Lenfest ("Mr. Lenfest"), and a group consisting of Science Dynamics Corporation ("Science"), Lyndon A. Keele, Robert W. Humes and Frederick N. Miller (collectively, the "Other Principal Stockholders"), so long as the Other Principal Stockholders collectively own stock representing not less than fifteen percent (15%) of the then current voting power of the Company, Lenfest may designate eighty percent (80%) of the persons to serve as director and Science may designate the remaining twenty percent (20%). As of the Record Date, the Other Principal Stockholders own less than 15% of the outstanding Common Stock, par value $.01 per share (the "Common Stock"). Mr. Lenfest, therefore, as the beneficial owner of a majority of the outstanding Common Stock, has the power and right to vote his shares and to elect 100% of the Board of Directors.

     In addition, Proposals 2 and 3, below, relate to the proposed increase in the authorized number of shares of Common Stock and Class A Cumulative ($.06 semi-annual dividend), Convertible, Redeemable, Payment-in-Kind, Non-Voting, Preferred Stock, par value $1.00 per share (the "Preferred Stock") available for future issuance by the Company. At present, Mr. Lenfest beneficially owns all of the issued and outstanding Preferred Stock. The Preferred Stock pays dividends of $.12 per share per annum payable semi-annually in cash or Preferred Stock at the Company's election. In addition, as described below, Mr. Lenfest has previously loaned $500,000 (the "Prior Lenfest Loan") to the Company and agreed to loan up to $1,500,000 to the Company for the purchase of additional equipment (the "National Equipment Loan"). Principal of the Prior Lenfest Loan and, if not paid in cash, accrued interest is convertible into shares of Preferred Stock at Mr. Lenfest's election, subject to certain restrictions described below. In addition, the Company may elect to pay interest on the National Equipment Loan in shares of Preferred Stock, as described below. The Company anticipates that it will have insufficient cash for the foreseeable future to pay cash dividends on the outstanding Preferred Stock or cash interest payments on either the Prior Lenfest Loan or the National Equipment Loan. The Company expects to make such payments in additional shares of Preferred Stock. As a result, Mr. Lenfest will receive a portion of the additional shares of Preferred Stock (and have the right to convert such shares into a portion of the Common Stock) proposed to be authorized by Proposals 2 and 3.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only stockholders of record as of the close of business on August 21, 1995 (the "Record Date") will be entitled to vote on all matters presented for vote at the Annual Meeting. At the close of business on the Record Date, the total number of shares of the Company's Common Stock outstanding was 23,794,500 shares. Each share of Common Stock will be entitled to either one vote per share or ten votes per share on all business to come before the Annual Meeting, as described below. In addition, on the Record Date there also were 2,031,877 shares of the Company's Preferred Stock outstanding. The Preferred Stock is convertible at any time at the election of the holder into Common Stock at 6.667 shares of Common Stock for each share of Preferred Stock. At the Record Date, no shares of Preferred Stock had been converted into shares of Common Stock.

     Article 17(f) of the Certificate of Incorporation provides that any shares of Common Stock not owned beneficially for two years or not received in the course of the original spin-off of the Company from Science, cannot be voted at their full voting power of ten votes per share, unless the Board shall determine that the same were acquired neither for purposes adverse to the best interests of stockholders nor for purposes of disrupting the normal course of operations of the Company. Stockholders wishing to have the holding period waived may make written application to the Board of Directors by sending their request at any time prior to the Annual Meeting to the Secretary of the Company at TelVue Corporation, 16000 Horizon Way, Suite 500, Mt. Laurel, New Jersey, 08054.

Security Ownership of Certain Beneficial Owners

     The following table sets forth, as of the Record Date, certain information with respect to each person who was known to the Company to be a beneficial owner of more than five percent (5%) of the Company's Common Stock.

         Name and Address             Amount and Nature of           Percent
       of Beneficial Owner            Beneficial Ownership         of Class (1)
       -------------------            --------------------         ------------
H.F. (Gerry) Lenfest.................        59,625,644 (2)          86.6% (2)
202 Shoemaker Road
Pottstown, PA 19464
Chairman of the Board and Director

--------------

(1)  As of the Record Date, 23,794,500 shares of Common Stock were outstanding.

(2) Includes 15,153,031 shares of Common Stock issuable upon conversion of Preferred Stock owned by Mr. Lenfest. Undeclared and unpaid dividends on the Preferred Stock for the periods ended December 31, 1994, and June 30, 1995, which are convertible into 1,606,507 shares of Common Stock, are included in the 15,153,031 shares of Common Stock. Includes Warrants to acquire up to 29,915,160 additional shares of Common Stock. Does not include principal or accrued but unpaid interest on the subordinated prior Lenfest Loan which may be converted into shares of Preferred Stock. Also does not include accrued interest, as of June 30, 1995, on the National Equipment Loan, which the Company may elect to pay in shares of Preferred Stock.

Security Ownership of Management

     The following table sets forth, as of the Record Date, certain information with respect to the Common Stock beneficially owned by the directors and executive officers of the Company and by all directors and executive officers as a group. The address of all directors and executive officers is c/o TelVue Corporation, 16000 Horizon Way, Suite 500, Mt. Laurel, NJ 08054.



                   Name and Address                          Amount and Nature of                        Percent
                  of Beneficial Owner                        Beneficial Ownership                      of Class (1)
                  -------------------                        --------------------                      ------------

H.F. (Gerry) Lenfest...................................         59,625,644(2)                           86.6%(2)
202 Shoemaker Road
Pottstown, PA  19464
Chairman of the Board and Director

Joseph M. Murphy.......................................             90,000(3)                                .4%
Executive Vice President Sales and Operations

All Directors and Officers as a Group..................         59,917,444(2)(3)                           86.9%
(8 Persons)

---------------

(1) As of the Record Date, 23,794,500 shares of Preferred Stock were outstanding.


(2) Includes 15,153,031 shares of Common Stock issuable upon conversion of Preferred Stock owned by Mr. Lenfest. Undeclared and unpaid dividends on the Preferred Stock for the periods ended December 31, 1994, and June 30, 1995, which are convertible into 1,606,507 shares of Common Stock, are included in the 15,153,031 shares of Common Stock. Includes Warrants to acquire up to 29,915,160 additional shares of Common Stock. Does not include principal or accrued but unpaid interest on the subordinated prior Lenfest Loan which may be converted into shares of Preferred Stock. Also does not include accrued interest, as of June 30, 1995, on the National Equipment Loan, which the Company may elect to pay in shares of Preferred Stock.

(3) Includes 15,000 shares issuable to Joseph M. Murphy upon exercise of currently exercisable stock options held by Mr. Murphy.

(4) Includes 75,000 shares issuable to James T. Shelley and 3,000 shares issuable to Randy Gilson upon exercise of currently exercisable incentive stock options held by such persons. Though designated officers, they do not have a policy making role with the Company.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     Six (6) directors will be elected to hold office subject to the provisions of the Company's by-laws until the next Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. The vote of a majority of the stockholders present in person or by proxy, is required to elect members of the Board of Directors. The following table sets forth the name, age, position with the Company and respective director service dates of each person who has been nominated to be a director of the Company:


                                                           Position(s)
              Name                       Age             With The Company               Director Since
              ----                       ---             ----------------               --------------

H. F. (Gerry) Lenfest                     65          Chairman and Director                  1989

Frank J. Carcione                         54          President, Chief Executive             1990
                                                      Officer, and Director

Carl J. Cangelosi                         52          Director                               1990

Robert Lawrence                           37          Director                               1990

Donald L. Heller                          49          Director                               1993

Thomas J. Fennell                         34          Director                                 -


Principal Occupation of the Director Nominees

H.F. Lenfest is the President, Chief Executive Officer and a director of Lenfest Communications, Inc. and each of its subsidiaries (the "Lenfest Group"). The Lenfest Group of companies are engaged in operating cable television systems, providing cable advertising and programming and microwave communications. Mr. Lenfest's principal occupation since 1974 has been the President and CEO of Lenfest Communications, Inc. and the Lenfest Group of companies.

Frank J. Carcione was elected President and Chief Executive Officer of the Company in May, 1991, after serving as Executive Vice President, Treasurer and a Director of the Company since May 1990. From August 1989 to May 1990, he held the position of Vice President (marketing sales, pay-per-view and franchise relations) with Garden State Cablevision L.P., a New Jersey cable television operator. From November 1980 until August 1989, he held the same position with New York Times Cable TV, the predecessor to Garden State Cablevision L.P.

Carl J. Cangelosi has been the President of MicroNet, Inc., a provider of video, voice and data communications since October 1990. MicroNet, Inc. is a wholly-owned subsidiary of Suburban Cable TV Co. Inc., a Pennsylvania cable television company ("Suburban"). Suburban is a wholly-owned subsidiary of Lenfest Communications, Inc. Prior to assuming his current position, Mr. Cangelosi was, from October 1989 to October 1990, a management consultant of communications services. From September 1976 through September 1989, Mr. Cangelosi was general counsel of GE American Communications, Inc., a provider of satellite communications services.

Robert Lawrence is a Vice President and a General Manager of Suburban. Mr. Lawrence has been a Vice President since March 1992 and has been a General Manager since 1982.

Donald L. Heller has been a Vice President of Lenfest Communications, Inc. since March 1993. Prior to assuming his current position, Mr. Heller was, from June 1984 to January 1993, the Vice President and General Manager of Sportschannel Prism Associates, a regional cable television service which provides movies and professional sports.

Thomas J. Fennell has been the Vice President of Affiliate Sales and Marketing for Starnet, Inc., a provider of marketing services to the cable industry, since October 1994. Starnet, Inc. is a wholly-owned subsidiary of Lenfest Communications, Inc. Prior to assuming his current position, Mr. Fennell was Vice President of Affiliate Sales Eastern Region for Black Entertainment Television/Action pay-per-view from April 1992 to October 1994. From January 1989 through April 1992, Mr. Fennell was Director of Affiliate Sales for Sports Channel America, a basic cable network.

Meetings of the Board of Directors and Committees

     The Board of Directors held four (4) meetings during the year ended December 31, 1994 and acted by unanimous consent on several other occasions during 1994. The Company has no nominating or compensation committees. The Audit committee consists of Donald Heller and Carl Cangelosi. The Stock Option Plan committee consists of Carl Cangelosi, Donald L. Heller and Robert Lawrence. No meetings of either committee were held during 1994. All directors attended at least 75% of the Board meetings [except Mr. Lenfest, who attended 50% of Board Meetings]. Directors do not receive fees for their service as directors.

Executive Compensation

                                            SUMMARY COMPENSATION TABLE

                                                                            Annual Compensation
             Name and                                              --------------------------------
        Principal Position                  Year                   Salary               Commissions
        ------------------                  ----                   ------               -----------
Frank J. Carcione                           1994                   104,102                  ---
Chief Executive Officer                     1993                    87,203                  ---
                                            1992                    77,885                  ---



James T. Shelley                            1994                    59,053                15,200
Executive Vice President                    1993                    76,506                30,096
                                            1992                    79,215                20,831



Joseph Murphy                               1994                     71,523                6,495
Vice President of Sales                     1993                     65,807               23,486

                                            1992                     65,285               39,568


               AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES


                                                                              Number of               Value of Unexercised
                             Shares Acquired           Value             Unexercised Options          In-The-Money Options
          Name                  on Exercise          Realized         Exercisable/Unexercisable     Exercisable/Unexercisable
          ----               ---------------         --------         -------------------------     -------------------------

Frank J. Carcione                ---                    ---                      ---                           ---
Chief Executive                                                                  ---                           ---
Officer


James T. Shelley                25,000               $ 5,033(1)                75,000                      $ 5,858(1)
                                                                                 ---                           ---

Joseph M. Murphy                75,000               $11,723(1)                15,000                      $ 1,172(1)
                                                                                 ---                           ---

---------------
     The Directors of the Company receive no compensation.

(1) Values calculated based upon the average of the bid and ask price on the date of exercise.

Certain Relationships and Related Transactions

     Until November 2, 1989, the Company funded its expansion and operating deficit through a line of credit extended by Science. In April 1990, after receiving the necessary shareholder approvals, Mr. Lenfest and the Company completed the transactions pursuant to which Mr. Lenfest invested a total of $2,500,000 in the Company's Common Stock and Preferred Stock and agreed to loan the Company up to an additional $500,000 (the "prior Lenfest Loan"). In connection with the closing, the Company repaid Science $500,000 of the amount outstanding under the line of credit arrangement, together with accrued interest. By November 1990, the Company had exhausted the proceeds of the stock sale and loan from Mr. Lenfest. Repayment of the prior Lenfest Loan is subordinated to the New Science Note (described below).

     On November 16, 1990, Lenfest and Science executed a letter agreement (the "Letter Agreement") providing the Company with financial relief and further funding. Under the Letter Agreement, the Company's outstanding indebtedness to Science was restructured in the following manner. The Company's outstanding note payable to Science in the principal amount of $960,064 (the "Prior Science Note") was canceled and replaced by a new note in the principal amount of $541,000 (the "New Science Note"). The Prior Science Note bore interest at the rate of 12% per annum and was to be repaid in eight installments of $120,008 plus interest commencing on July 11, 1990. The Company did not make any payments due under the Prior Science Note. The New Science Note did not bear interest and was due and payable on December 31, 1991. Science had extended the due date to December 31, 1996. Notwithstanding its due date, the New Science Note was subordinate in right of repayment to Lenfest's $2,000,000 line of credit to the Company (described below) and could only be repaid out of the Company's accumulated cash not needed to fund operating expenses, equipment purchases, lease obligations and notes payable to other parties. During January 1995, Mr. Lenfest purchased the New Science Note and 1,660,485 shares of Common Stock owned by Science.

     In order to address the Company's liquidity problems, Mr. Lenfest agreed under the Letter Agreement to loan up to an additional $2,000,000 on an as needed basis, provided that he could terminate such lending at any time if, in his reasonable opinion, there is no reasonable prospect that the Company would be able to achieve net income on a consistent basis. On December 24, 1991, Mr. Lenfest agreed to loan the Company up to an additional $750,000, in such amounts and at such times as Lenfest and the Company were to agree, to fund equipment purchases by the Company (the "Lenfest Loan"). Interest on all advances under the $2,000,000 line of credit and the Lenfest Loan is set at the floating prime rate of PNC Bank, N.A. plus 1%. As of June 30, 1992, the entire Lenfest Loan had been drawn. As of October 6, 1992, the Company had borrowed the entire $2,000,000 available under the line of credit. The $2,000,000 line of credit had a maturity date of May 1, 1993, but has been extended by Lenfest to January 1, 1997. The Lenfest Loan is payable on demand. In addition, Mr. Lenfest had agreed to consider further funding on an as needed basis, provided that he could terminate such lending at any time if he determined, in his sole reasonable opinion, there was no reasonable prospect that the Company would be able to achieve net income on a consistent basis. Interest on all advances under this arrangement was set at the floating prime rate of PNC Bank, N.A. plus 1%. As of the Record Date, Mr. Lenfest had loaned $440,000 under this arrangement. On March 8, 1994, Mr. Lenfest agreed to loan the Company up to $1,500,000 for the purchase of additional equipment needed to expand the National POP (the "National Equipment Loan"). Interest on the National Equipment Loan is set at the floating prime rate of PNC Bank, N.A. plus 1%. Interest on the National Equipment Loan is to be paid quarterly. At the option of the Company, the interest may be paid by the delivery of shares of the Company's Preferred Stock at the rate of one share of Preferred Stock for each one dollar of accrued interest. As of June 30, 1995, the Company had borrowed $1,471,272 under the terms of the National Equipment Loan. The Company has paid accrued interest on the National Equipment Loan through September 30, 1994, in the amount of $27,377 with 27,377 shares of Preferred Stock. As of June 30, 1995, interest in the amount of $98,681 had been accrued, but not paid, on the National Equipment Loan.

     On October 12, 1993 the Company entered into a Joint Venture with Voice FX Corporation ("Voice FX"). The name of the Partnership is "TelVue-Voice FX Joint Venture" (the "Partnership"), and the Partnership is doing business as "TelVue FX." The business of the Partnership is to target the cable television subscriber market for direct response type products, order processing and for the sale and/or marketing of products and services, including, but not limited to, coupons, audio-text, information, polling, surveys, fax-back and database marketing (the "Pay-Per-View Plus Service"). The participation percentage for the Partnership is 70% for the Company and 30% for Voice FX. Under the terms of the Partnership Agreement, the Company will make loans to the Partnership and will purchase equipment at its own expense and lease the same to the Partnership at $1.00 per year for use by the Partnership in the Partnership's business. The sums loaned to the Partnership by the Company will bear interest at the rate of 2% above the floating prime rate of PNC Bank, N.A. Mr. Lenfest has verbally agreed to loan to the Company the amounts needed for equipment purchases for use in the Partnership's business and for loans from the Company to the Partnership (the "TelVue Partnership Loan"). All advances from Mr. Lenfest are set at the floating prime rate of PNC Bank, N.A. plus 2%. As of the Record Date, Mr. Lenfest had loaned the Company $411,173 under the terms of the TelVue Partnership Loan. On July 28, 1995, the Company and Voice FX agreed to terminate the Partnership. The Partnership was terminated because the only promotions which the Partnership was handling were pay-per-view industry promotions and the Company was able to market and handle these promotions alone. Under the terms of the Partnership dissolution, the Company must pay to Voice FX 30% of gross revenues received by the Company for the period June 1, 1995 through December 31, 1995 for premium channel upgrade promotions under contracts which Voice FX had originally sold. In addition, the Company must pay to Voice FX 10% of gross revenues received by the Company for the period January 1, 1996 through December 31, 1996 for premium channel upgrade promotions under contracts which Voice FX had originally sold.

     Subsequent to the formation of the Partnership, Mr. Lenfest, with his son
H. Chase Lenfest, acquired the right to acquire beneficial ownership of up to 42% of Voice FX's common stock, and the right to designate two of the five members of the Board of Directors of Voice FX. During 1994, other than the Partnership, the Company and Voice FX had no commercial dealings with one another.

     On September 27, 1994, the Company entered into a service agreement with Video Jukebox Network, Inc. ("VJN"). The Company acts as a 900 call service bureau to facilitate the ordering, by VJN customers, of music videos on the cable home dish of the VJN customer. Mr. Lenfest has guaranteed the obligation of the Company to remit the funds received by the Company on behalf of VJN under the terms of the service agreement. As of the Record Date, Mr. Lenfest has loaned the Company $358,267 for equipment purchases required to provide service to VJN (the "VJN Loan"). Interest on the loan is set at the floating prime rate of PNC Bank, N.A. plus 1%. Mr. Lenfest is the Chairman of the Board of Directors of VJN. He also controls a corporation which is a partner in a partnership which is the principal stockholder of VJN. The Company believes that the terms of the service agreement with VJN are at market rates. The Company plans to begin service to VJN cable customers in September 1995.

     On March 10, 1995, the Company agreed to provide management services to Lenfest Networks, Inc. ("LNI"), a company wholly-owned by Mr. Lenfest. LNI owns and operates a personal advertising television video programming service with pay-per-call applications, and does business as "INTRONET". The Company has the authority to perform all services necessary for the management of the business, other than to acquire or dispose of assets, to incur debt other than in the ordinary course of business or to encumber the assets of the business. The Company believes that the financial and other terms of the management agreement are no less favorable to the Company than similar agreements with unaffiliated third parties.

     Mr. Lenfest's agreement to provide the $2,000,000 line of credit was conditioned, among other things, upon the Company's issuance of warrants (the "Warrants") to purchase additional Common Stock at a price of $.01 per share in an amount sufficient to increase his Common Stock ownership to eighty percent (80%) without regard to conversion of any of the Preferred Stock he owns. On March 15, 1991, the stockholders approved issuance of the Warrants to Lenfest as well as amendments to the Company's Certificate of Incorporation to increase the amount of authorized Common Stock and Preferred Stock.

     At the time of the November, 1989 stock sale, the Company entered into a distributorship agreement with Science which granted TelVue the exclusive right to use and distribute Science's ANI equipment to non-telephone customers. The Letter Agreement provided, among other things, for the Company to continue to have exclusivity under the distribution agreement through 1991 without a minimum purchase requirement and thereafter as long as the Company purchased $500,000 of Science equipment each calendar year. During 1992, the Company purchased equipment from Science in the amount of $378,445. As a result, the Company no longer possesses the exclusive right to distribute the Science equipment. The Company believes that the distributorship agreement is not material to its ability to continue its operations. The Company is currently using Syntellect Network Systems, Inc. as its primary equipment supplier.

     At December 31, 1994, the Company was indebted to Mr. Lenfest in the principal amount of $5,406,979. (See Management's Discussion and Analysis and Note F of the 1994 financial statements of the Company). Other related transactions are described in Notes G and I of the 1994 financial statements of the Company.


                                   PROPOSAL 2
                       PROPOSED AMENDMENT TO INCREASE THE
                       AUTHORIZED SHARES OF COMMON STOCK

     The Company's Certificate of Incorporation currently authorizes the issuance of up to 80,000,000 shares of Common Stock, par value $.01 per share. The Board of Directors has approved a proposal to amend Article Fourth of the Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue to 100,000,000.

     The portion of the next of Article Fourth, as proposed to be amended, is as follows:

         "The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 common shares with a par value of one cent ($.01) per share..."

     The terms and conditions of the Common Stock will not change as a result of the adoption of the proposed amendment. Holders of the Common Stock do not and, if the proposed amendment is adopted, will not have cumulative voting of preemptive rights.

     The purpose of the proposed amendment is to increase the number of authorized shares of Common Stock to enable the Company to fulfill its ongoing obligation to issue Common Stock in the event of an election to convert the Preferred Stock which is now outstanding or which may become outstanding in the future as a result of the Company's inability to pay dividends on the Preferred Stock in cash or to pay principal or accrued interest on the $500,000 loan or interest on the National Equipment Loan in cash, to issue Common Stock upon an exercise of the warrants and to make available an additional quantity of Common Stock for future issuance in the ordinary course of the Company's business.

     On the Record Date, 23,794,500 shares of Common Stock were issued and outstanding. A total of 50,708,897 additional shares of Common Stock are reserved for future issuance pursuant to the following arrangements. The Company has reserved 29,915,160 shares of Common Stock to issue upon the exercise Common Stock warrants. The Company has reserved 1,400,000 shares of Common Stock for issuance under its Incentive Stock Option Plan and 249,300 shares issuable under other outstanding options. An additional 13,546,524 Common Shares are reserved against the conversion of the outstanding shares of Preferred Stock, which are convertible at any time at the election of the holder at 6.667 shares of Common Stock for each share of Preferred Stock. The Preferred Stock pays dividends of $.12 per share per annum payable semi-annually in cash or Preferred Stock at the Company's election, on June 30 and December 31 of each year. The distribution of Preferred Stock for the December 31, 1994 and June 30, 1995 dates, will necessitate reserving 240,964 shares of additional Preferred Stock and 1,606,507 shares of Common Stock. The amount of Common Stock and Preferred Stock to be reserved for this purpose will increase in subsequent years if the aggregate amount of Preferred Stock outstanding continues to increase. Finally, 3,991,406 shares are reserved for issuance in the event Mr. Lenfest exercises the existing option to have the Company convert the outstanding $500,000 principal amount under the Prior Lenfest Loan into Preferred Stock, and if the Company chooses to pay accrued interest on the National Equipment Loan of $98,681 as of June 30, 1995 with shares of Preferred Stock, which in turn would be convertible, at the option of the holder, into Common Stock at the rate of 6.667 shares per $1.00 of loan outstanding. Mr. Lenfest's right to convert such debt is limited in the manner described in Proposal 3.

     The holders of Common Stock have no preemptive rights and are entitled to receive dividends when, if and as declared by the Board of Directors.

     The Company is proposing to increase the amount of authorized Common Stock to 100,000,000 shares. Such an increase would meet the Company's foreseeable need for Common Stock for the purpose described in the preceding paragraphs with 25,496,603 million shares available for future issuance.

     The affirmative vote of sixty percent (60%) of the shares of Common Stock entitled to vote in the election of directors is required to adopt the proposed amendment to the Certificate of Incorporation. At present, Mr. Lenfest owns 61% the shares of Common Stock eligible to be cast on the Proposed Amendment. Mr. Lenfest will personally benefit from the adoption of the Proposed Amendment. Although the proposals have been approved by the Directors unanimously, shareholders also should consider that Mr. Lenfest has designated all of the Directors to serve in that capacity.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT.


                                   PROPOSAL 3

                       PROPOSED AMENDMENT TO INCREASE THE
                      AUTHORIZED SHARES OF PREFERRED STOCK

     The Company's Certificate of Incorporation currently authorizes the issuance of up to 3,000,000 shares of Preferred Stock, with a par value of one dollar ($1.00) per share. The Board of Directors has approved a proposal to amend Article Fourth of the Certificate of Incorporation to increase the number of shares of Preferred Stock which the Company is authorized to issue to 6,900,000.

     The text of Article Fourth, as proposed to be amended by Proposal 3 is as follows:

         "The total number of shares of stock which the Corporation shall have authority to issue is . . . 6,900,000 shares of Class A Cumulative ($.06 semi-annual dividend) Convertible, Redeemable, Payment-in-Kind, Non-Voting Preferred Stock with a par value of one dollar ($1.00) per share."

     The purpose of the proposed amendment is to increase the number of authorized shares of Preferred Stock in order to enable the Company to fulfill its future obligation to issue additional Preferred Stock to Mr. Lenfest upon a conversion of the Prior Lenfest Loan as well as to provide the Company with the ability to issue additional shares of Preferred Stock in appropriate circumstances in the future, which circumstances include the payment of dividends on the outstanding Preferred Stock, and interest on the Prior Lenfest Loan and the National Equipment Loan in additional shares of Preferred Stock as a result of the Company's inability, for the foreseeable future, to make such payments in cash.

     On the Record Date 2,031,877 shares of Preferred Stock were issued and outstanding. An additional 240,964 shares of Preferred Stock are issuable at the Company's election in lieu of making cash dividend payments otherwise due on the outstanding Preferred Stock on December 31, 1994 and June 30, 1995.

     Under the terms of the National Equipment Loan, interest is paid quarterly. At the option of the Company, the interest may be paid by the delivery of shares of Preferred Stock at the rate of one share of Preferred Stock for each one dollar of accrued interest. As of June 30, 1995 the Company owed $98,681 in accrued interest on the National Equipment Loan. The Company does not have sufficient cash to pay the accrued interest and is planning to pay the accrued interest with shares of Preferred Stock. The amount of Preferred Stock to be reserved for this purpose will increase until sufficient cash is available to pay the accrued interest or until the National Equipment Loan has been repaid.

     Under the terms of the Credit Agreement between Mr. Lenfest and the Company, dated November 2, 1989, Mr. Lenfest is entitled to convert the $500,000 principal amount of the Prior Lenfest Loan and accrued interest into Preferred Stock under certain circumstances. The Credit Agreement provides that Mr. Lenfest shall not be permitted to exercise the option to convert the Prior Lenfest Loan into Preferred Stock, "until such time as TelVue has cash on hand not required for its current or prospective operations sufficient to repay the total of all such advances together with all accumulated interest..."

     Increasing the authorized amount of Preferred Stock to 6,900,000 shares, would enable the Company to issue additional shares of Preferred Stock to pay Preferred Stock dividends, pay accrued interest on the National Equipment Loan, and as a means of obtaining further financing in the future.

     The Preferred Stock ranks senior to the Common Stock in the payment of dividends and on liquidation, dissolution and winding up of the Company. The Preferred Stock pays dividends of $.12 per share per annum, payable semi annually in cash or shares of Preferred Stock, at $1.00 per share, at the Company's election. Holders of the Preferred Stock are generally not entitled to vote except a change of terms, designations an provisions of the Preferred Stock in the event of any matter that might adversely affect the rights and preferences of holders of the Preferred Stock.

     The affirmative vote of 60% of the shares of Common Stock entitled to vote in the election of directors is required to adopt the proposed amendment to the Certificate of Incorporation. As noted in Proposal 2 above, Mr. Lenfest presently beneficially owns 61% of the outstanding Common Stock. In addition, he will personally benefit from approval of the proposed amendment.

     If insufficient affirmative votes are received for Proposal 2, Proposal 3 will be deemed withdrawn from consideration because the Company would be unable to reserve a sufficient number of shares of Common Stock against future issuance of additional shares of Preferred Stock.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT.


               STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

     Proposals of stockholders intended to be presented for inclusion in the proxy statement and form of proxy related to the 1995 Annual Meeting must be received at the Company's executive offices at 16000 Horizon Way, Suite 500, Mt. Laurel, New Jersey no later than April 24, 1996.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of Pressman, Ciocca & Smith served as the Company's independent public accountants for the year ended December 31, 1994. A representative of Pressman, Ciocca & Smith is expected to attend the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions of stockholders.

                               OTHER INFORMATION

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR 1994 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE BY WRITING TO: PRESIDENT, TELVUE CORPORATION, 16000 HORIZON WAY, SUITE 500, MT. LAUREL, NEW JERSEY 08054.

PROXY                         TELVUE CORPORATION                          PROXY

        This Proxy is Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders on September 21, 1995

     The undersigned hereby appoints Frank J. Carcione proxy and attorney, with full power of substitution, to vote all the shares of the Common Stock of TelVue Corporation, a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at TelVue Corporation located at 16000 Horizon Way, Suite 500, Mt. Laurel, New Jersey, 08054, on September 21, 1995 at 10:00 o'clock a.m., local time, and any adjournment thereof upon the following matters set forth in the notice of such meeting.

     Each share of common stock is entitled to 10 votes; provided, however, that persons who have been the beneficial owner of shares of common stock for less than two years or who did not acquire such shares in the course of the spin-off of the Company from Science Dynamics Corporation are entitled to only one vote per share. As provided in the Certificate of Incorporation, the Board of Directors, on written application directed to the Secretary of the Company at any time prior to the special meeting, may waive such holding period requirements and provide that shares held by such stockholder shall have 10 votes per share. Stockholders wishing to have the holding period waived may make written application to the Board of Directors by sending their request at any time prior to the annual meeting to the Secretary of the Company at TelVue Corporation, 16000 Horizon Way, Suite 500, Mt. Laurel, NJ, 08054.

     Please sign your name exactly as it is shown on the left. Corporate Offices, executors, administrators, trustees, guardians and attorneys should give their full title. All joint tenants, tenants in common, and tenants by the entirety should sign.


                                  Date:_________________________________, 1995

                                  ____________________________________________

                                  ____________________________________________
                                          Signature(s) of stockholder(s)

        PLEASE SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1, 2, 3 and 4.

1.  ELECTION OF DIRECTORS
              H.F. Lenfest, Frank J. Carcione, Carl J. Cangelosi,
              Robert Lawrence, Donald L. Heller, Thomas J. Fennell

| |  FOR all nominees listed above (except as marked to the contrary below.)

| |  WITHHOLD AUTHORITY to vote for nominees listed above
(INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


-------------------------------------------------------------------------------


2. TO AMEND ARTICLE FOURTH OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 100,000,000 SHARES.
                               |  | FOR    |  | AGAINST  |  | ABSTAIN


3. TO AMEND ARTICLE FOURTH OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK TO 6,900,000 SHARES.
                               |  | FOR    |  | AGAINST  |  | ABSTAIN


4. IN THEIR DISCRETION, ON SUCH OTHER MATTERS INCIDENT TO THE SUBJECT MATTER OF THE ANNUAL MEETING AND ANY ADJOURNMENT(S) THEREOF AND MATTERS INCIDENT TO THE CONDUCT OF SUCH MEETING.